Exhibit 10.93

ADDENDUM “D”

TO MASTER SERVICES AGREEMENT

This agreement between Ness USA, Inc., located at 160 Technology Drive, Canonsburg, PA 15317 (“SUPPLIER”) and Chordiant Software, Inc. located at 20400 Stevens Creek Blvd., Cupertino, CA 95014 (“CHORDIANT”) is an Addendum dated March 19, 2009 (the “Addendum”) to the Master Services Agreement executed on December 15, 2003 between SUPPLIER and CHORDIANT, as amended (the “Agreement”).

WHEREAS the parties hereto wish to modify certain terms of the Agreement and to memorialize additional terms, as more fully set forth below.

Accordingly, in consideration of the promises and covenants set forth below, the parties agree as follows, intending to be legally bound:

1.
The document attached to this Addendum as Exhibit A is hereby made a part of the Agreement as the form of Attachment 2.5-C Professional Services Line of Business Statement of Work, Attachment to Exhibit 2.5, Professional Services of Business Description.

2.	With the exception of the foregoing changes, the terms and conditions of the Agreement shall remain in full force and effort.

IN WITNESS WHEREOF, the parties have executed this Addendum, intending to be legally bound, as of the date first written above.

Accepted by:		Accepted by:

/s/ Rocco Cozza		/s/ Peter Norman
Name	Rocco Cozza	Name:	Peter Norman
Title:	General Counsel	Title:	Chief Financial Officer

Date:	3/19/09	Date	March 20, 2009

For:	Ness USA, Inc.	For:	Chordiant Software, Inc.

Exhibit A

Attachment 2.5-C

20__ Professional Services LoB Statement of Work

Attachment to Exhibit 2.5 Professional Services of Business Description

This 20__ Professional Services Line of Business Statement of Work (“SOW”) is incorporated into the Master Services Agreement dated December 15, 2003 by and between Ness USA, Inc. (“Ness” or “Supplier”) and Chordiant Software, Inc. (“Chordiant”), as amended (for the purposes of this Statement of Work, the “Agreement”) with the exception of certain Clauses that do not pertain to the Professional Services Line of Business (“Exclusions”). Such Exclusions have been identified in Section 11 (Assumptions, Dependencies, and Exclusions) in this document.  Capitalized terms used but not defined in this Addendum shall have the meaning ascribed to them in the Agreement.

This SOW describes Services and Deliverables to be performed and provided by Ness under the Professional Services Line of Business pursuant to the Agreement.  Chordiant desires to use the technical and consulting services of Ness Associates, and Ness agrees to provide such services under the terms and conditions detailed in this document.

The Ness Associates would be deployed at onsite projects in the United States to implement Chordiant products and technology under the guidance of the Chordiant Consulting Services Manager and/or the Project Manager and to work on internal Chordiant projects at Chordiant’s engineering center in Bedford, New Hampshire.  Chordiant will also designate a “PSO Program Manager” herein referred to as the Chordiant PSO Program Manager.

1. Scope of Project / Duration

Chordiant has engaged Ness to provide Supplemental Staff under a Sub-Contracted, Time and Materials Basis (T&M) for specific Chordiant Professional Services Projects.

This SOW shall be effective from ____________ (“Effective Date”), and shall remain in effect for ____________________.

2. Customer Projects.

A.           Roles, Resources and Rates:

The following table sets forth the respective roles and rates for each Ness Associate who is available to work on a Chordiant customer project.  This table will be re-evaluated each six months during the duration of this SOW to add, remove or re-characterize Ness Associates.

Tiers	Roles	Resources	Hourly Rates
Tier			$

A work week is 40 hours long.  Payment of overtime or weekend work will be handled on a case-by-case basis and will be governed by the terms of Chordiant’s agreement with the customer, as well as applicable federal, state and local law.  All overtime and weekend work must be approved by the Chordiant project manager or the Chordiant PSO Program Manager.

Ness will not charge for vacation time.

B.           Expense Policy:  In addition to paying the hourly rates set forth above, for each Ness Associate assigned to a Customer project, Chordiant will reimburse Ness for the travel and lodging expenses of each Ness Associate.  The Travel and Expense Policy set forth in Section 7 below will apply.

C.           Modifications to Exhibit A.  Chordiant and Ness acknowledge that the resources listed on Exhibit A hereto may be modified by the parties from time to time upon the execution of an amendment to this SOW.

3. Internal Projects.

A.           Roles, Resources and Rates:  Each Ness Associate listed on Exhibit A who is assigned to work on an internal Chordiant project will be billed to Chordiant at an hourly rate of $___, regardless of which Tier they are listed in under Section 2 above or which hourly rate they would have been paid if they had been assigned to a customer project, except for Tier 1 Associates who will be billed at an hourly rate of $___.

B.           Expense Policy:

1.           For each Ness Associate listed on Exhibit A who is assigned to work on internal Chordiant projects for a pre-determined period of more than three months, the Expense Policy set forth in Section 7 below will not apply.  Chordiant will not reimburse Ness for the travel and lodging expenses of any Ness Associate assigned to an internal Chordiant project for a pre-determined period of more than three months.  However, Chordiant may request Ness to have the Ness Associate relocate to a given location at Ness’s sole cost and expense.

2.           For Ness Associates listed in Exhibit A assigned to an internal Chordiant project for a pre-determined period of less than three months, in addition to paying the hourly rates set forth above for each Ness Associate, Chordiant will reimburse Ness for the travel and lodging expenses of each Ness Associate.  The Travel and Expense Policy set forth in Section 7 below will apply.

4. EPC Transferees.

a.           For each Ness Associate who is transferred from the Chordiant - EPC in Bangalore, India to work on a customer project or an internal Chordiant project for an engagement of pre-determined duration of three months or less, such Ness Associate will be paid at the same rate as if the Ness Associate was still located at the Chordiant – EPC in Bangalore, India and will be entitled to reimbursement for their travel and lodging expenses.  The provisions of the preceding sentence shall supersede the provisions of Section 2 and 3 above.  Additionally, Chordiant will be invoiced for such Ness Associate under the applicable Line of Business SOW for the EPC, not under this Professional Services Line of Business SOW.  If, however, at the end of the pre-determined three month period, the Ness Associate who transferred from the Chordiant-EPC in Bangalore, India is requested to continue working on a customer project or internal Chordiant project, or is transferred to a new customer project or internal Chordiant project, then the provisions of Section 2 and 3 above shall apply, and Chordiant shall be invoiced for such Ness Associate under this Professional Services Line of Business SOW. This section is subject to availability of appropriate visa and compliance with the applicable immigration and local laws.

b.           If a Ness Associate is transferred from the Chordiant - EPC in Bangalore, India to work on a customer project or an internal Chordiant project for an engagement of pre-determined duration of more than three months, the billing and reimbursement policy for such resource will be subject to the applicable provisions of Section 2 and 3 above, and Chordiant will be invoiced for such Ness Associate under this Professional Services Line of Business SOW.

c.           At the end of any engagement by a Ness Associate who is transferred from the Chordiant – EPC in Bangalore, India, (i) they may return to the Chordiant – EPC in Bangalore, India, or (ii) they may added to Exhibit A hereto, as determined by Chordiant in its sole discretion on a case-by-case basis.

5. Training.

Training for new Ness Associates will be conducted as and when required.  Training will be conducted by the Ness trainers, or trainers designated by Chordiant at Ness Bangalore – India or Ness-USA facilities, at the sole cost and expense to Ness.  Additionally, Ness will pay the cost of the certification exam.  Ness may not bill Chordiant for the time any Ness Associate spends in training.

All Ness Resources listed on Exhibit A as of the date of execution of this SOW automatically qualify for Chordiant certification, if they are not already certified.  Ness will pay the cost of the certification exam.

6. Project Schedule/Milestones/Acceptance.

The Chordiant PSO Program Manager or the Chordiant Account Project Manager/Consulting Services Manager, who shall be a Chordiant employee, shall be completely responsible for the management and direction of the Ness Associates and the Services provided by Ness under this SOW.  The work done by the Ness Associates will be performed onsite in the US at Chordiant customer sites or at Chordiant offices. No Acceptance or Acceptance Criteria are applicable under this SOW.

7. Travel and Expense Policy.

Travel & Expenses (T&E):  Chordiant will reimburse Ness for travel, lodging and per diem expenses of each Ness Associate deployed to a Chordiant customer location at actual costs as per Chordiant’s travel and expense policy.  In the case that Chordiant has agreed with a customer to use their travel and expense policy, such travel and expense policy will take precedence over Chordiant’s travel and expense policy, as long as the customer travel and expense policy is consistent with the agreed upon intentions of Ness and Chordiant, and is generally consistent with industry practices.  Expenses for Ness Associates living in the city where the customer location is will not be reimbursed unless such expenses are reimbursed by the customer.

All Travel and Expenses will be pre-approved by the Chordiant Project Manager or the Chordiant PSO Program Manager, and these will be used as the basis for billing T&E to Chordiant. All other

T&E (Visa, flybacks to India, or other non-billable (to Chordiant customer) travel) must be pre-approved by the Chordiant PSO Program Manager or the VP of North America Consulting.

Time Sheets will be approved by Chordiant Professional Services Manager, and these will be used as the basis for billing Service Fees to Chordiant.

8.           Billing Frequency

Ness will bill Chordiant for services on a monthly basis, to be paid Net 30 days of date of receipt of Invoice.

Travel & Expenses (T&E) will be billed to Chordiant on a two week basis to be paid Net 15 days of Date of Invoice.  The Ness Associates will be required to enter all time and expense information into Chordiant’s T&E system, OpenAir, within 1 business day following month-end.  Chordiant will issue an electronic mail reminder to all Ness Associates that have not submitted their time information within 3 business days from the end of the billing cycle.  The Ness Associates will be required to input all of their time by close of business the second business day after the month close. The Ness Associates will be required to input all of their expenses by close of business the fifth business day after the month close. Failure to enter time or expense in a timely manner will result in the forfeiture of fees or out-of-pocket expenses. If an expense report is submitted after the fifth business day after the month close, due to a Chordiant internal issue or an operational failure of the time entry system, or a delay in receiving invoices or bills from third party vendors, such amounts will not result in forfeiture.

9.           Quality and Remedy:

From and after the Effective Date, in case of a performance issue with any Ness Associate(s) identified in writing by Chordiant to Ness, Chordiant may place such Ness Associate(s) in a “Remedy Period” of two (2) weeks.  Chordiant and Ness shall mutually agree on what remedial action should be taken with respect to such Ness Associate(s) during the Remedy Period.  Upon completion of the Remedy Period, the Ness Associate will be either reassigned to an assignment or terminated by Chordiant. All the above actions (identification of performance issue, completion of the Remedy Period, the action taken after the Remedy Period) will be taken upon notification to Ness by Chordiant, and will be accompanied by all the required supporting documentation.

During the Remedy Period the Associate can either be onsite or be sent back to Ness–India, as determined by Chordiant in its sole discretion. Upon completion of the Remedy Period, in case the Program Managers agree to terminate the Ness Associate, Chordiant will pay 50% of all services fees incurred while the Ness Associate was onsite during the Remedy Period, but will not pay any services fees while the Ness Associate was offshore during the Remedy Period.  After the Remedy Period, Chordiant may also place a Ness Associate on unpaid status, pending assignment to his or her next internal or customer project.

10.           Personnel Equipment

Ness will provide the appropriate infrastructure (laptop computer, software) for all Ness Associates.  Ness will provide the desktops to the Ness Associates while working at Ness-Mumbai. Ness will also provide network connectivity between the Chordiant-EPC in Bangalore-India and Ness-Mumbai.

11.           Assumptions, Dependencies and Exclusions.

The parties agree that the services to be provided under this Statement of Work are substantially different than those contemplated at the time the parties executed the Agreement.  Accordingly, several provisions of the Agreement are not applicable to this Statement of Work and it is hereby agreed that such clauses shall not be applicable with respect to this Statement of Work.  Specifically, the following provisions of the Agreement shall not be applicable to this Statement of Work:

Section 3.1(e), 3.1(f);
Section 3.2 (a)-(g), (h) 3.3, 3.4
Section 3.6, 3.7, 3.8, 3.9, 3.10;
Section 4.1, 4.2, 4.3, 4.4, 4.5;
Section 5.2;
Section 8;
Section 9;
Section 10;
Section 11.2, 11.4, 11.6, 11.7(a), (c) and 11.9;
Section 12;
Section 13.2;
Section 13.9, 13.10;
Section 14.2;

Section 16.1; Section 17.1, 17.2, 17.3; Section 17.5; Section 17.8, 17.9, 17.10; Section 24 ; Section 25; Section 26; Section 27.3; Section 28.3(a)(ii); Section 30; and Section 31.1.

For the sake of clarification, the foregoing exceptions shall not apply to any Ness Associate performing work under the applicable Line of Business Statement of Work for the EPC described in Section 4.a. above.  The remaining provisions of the Agreement shall remain in full force and effect and shall continue to govern this Statement of Work.  Notwithstanding the foregoing, in the event any provision of this Statement of Work conflicts with a provision of the Agreement, the provision in this Statement of Work shall control.

Chordiant Software, Inc.	Ness USA, Inc.

Signed:	Signed:

Name	Name:

Title:	Title:

Dated:	Dated:

Exhibit A

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